UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 21, 2014

Commission file number: 000-28837

NEW JERSEY MINING COMPANY

(Exact Name of Registrant as Specified in its Charter)

Idaho	82-0490295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 N. Third Street, Coeur d’Alene, ID	83814
(Address of principal executive offices)	(zip code)

Registrant's telephone number, including area code: (208) 818-4355

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 – Unregistered Sales of Equity Securities.

On August 21, 2014, New Jersey Mining Company (the “Company”) issued 12,000,000 shares and 7,200,000 share purchase warrants to complete the settlement of units sold in the Company’s recent private placement (the “Private Placement Settlement”).  Each unit is comprised of two shares of common stock and one common share purchase warrant.  In the aggregate, the Company placed 6,000,000 units at a price of $.20 per unit for gross aggregate proceeds of $1,200,000.   Each warrant entitles the holder thereof to acquire one additional share of common stock at an exercise price of $.20 per share for a 3-year period.  Pursuant to the private placement of units, the Private Placement Settlement included the issuance of a total of 12,000,000 common shares and 6,000,000 common share purchase warrants to investors.

The Private Placement Settlement also included the issuance of 1,200,000 agents’ warrants to GVC Capital LLC (“GVC”).  In connection with the private placement, GVC received 1,200,000 agents’ warrants to acquire common stock equal in number to ten percent (10%) of the total number of shares placed by GVC exercisable at a price of $.10 per share.  The Company also paid GVC a cash compensation fee in U.S. dollars in an amount equal to ten percent (10%) of the gross proceeds of the offering received by the Company for units placed by GVC.  The cash compensation fee was equal to $120,000.

The net proceeds of the private placement will be used by the Company for upgrades at the New Jersey Mill, property payments and acquisitions, and for working capital and general corporate purposes.

The securities of the private placement were not registered under the U.S. Securities Act of 1933, as amended (“Securities Act”), or the securities laws of any state, and are subject to resale restrictions and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from such the registration requirements in accordance with all applicable state securities laws. The securities were placed pursuant to exemptions from registration requirements of the Securities Act provided by Section 506 of Regulation D under the Securities Act and/or Section 4(2) of the Securities Act, such exemptions being available based on information obtained from the investors in the private placement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW JERSEY MINING COMPANY

By:   /s/ John Swallow

John Swallow,

its: President

Date:  August 25, 2014

By:   /s/ Delbert Steiner

Delbert Steiner,

its: Chief Executive Officer

Date: August 25, 2014